EXHIBIT 99.6

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW • SUITE 205

Washington, DC 20006

202-467-6862

(FAX) 202-467-6963

November 5, 2004

Board of Directors

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, Maryland 21015

Gentlemen:

Feldman Financial Advisors, Inc. (“Feldman Financial”) hereby provides updated financial and market information as a supplement to its independent appraisal (“Appraisal”) of the estimated pro forma market value of Slavie Federal Savings Bank (the “Bank”) on a fully converted basis as of September 8, 2004 in conjunction with the Bank’s reorganization (the “Reorganization”) from a mutual savings bank to the mutual holding company (“MHC”) form of ownership. Pursuant to the Reorganization, the Bank will become a federal stock savings bank subsidiary of SFSB, Inc. (the “Company”). The Company will be a majority-owned subsidiary of Slavie Bancorp, MHC and offer 45% of its outstanding shares of common stock for sale in a subscription and community offering to certain members of the Bank and the general public.

In preparing this update, we conducted an analysis of the Bank that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular and discussed the Bank’s recent financial performance with management. Our Appraisal is based on representations by the Bank that information contained in the preliminary offering prospectus and information furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Bank or its independent auditor.

Our Appraisal is not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Reorganization. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Reorganization will thereafter be able to sell such shares at prices related to our estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Recent Financial Developments

Table 1 presents selected financial data of the Bank as of December 31, 2003, June 30, 2004, and September 30, 2004. The Bank’s financial condition, capital position, and asset quality was relatively unchanged from June 30, 2004 to September 30, 2004. Total assets increased modestly by 0.8% million from $146.8 million at June 30, 2004 to $148.0 million at September 30, 2004. The $1.2 million increase in asset expansion mainly reflected growth in the loan portfolio from $114.8 million at June 30, 2004 to $116.5 million at September 30, 2004, offset by a decrease in cash and securities from $23.8 million to $23.2 million. Total deposits increased from $100.4 million to $106.0 million, while borrowing remained unchanged at $29.5 million.

Total equity increased from $11.0 million at June 30, 2004, to $11.1 million at September 30, 2004 as a result of profitable earnings for the quarter ended September 30, 2004. The Bank’s ratio of equity to assets increased slightly from 7.48% at June 30, 2004 to 7.51% at September 30, 2004. The Bank’s ratio of non-performing loans to total assets increased modestly from 0.21% at June 30, 2004 to 0.24% at September 30, 2004

Table 1

Selected Financial Data

(Dollars in Thousands)

Selected Financial Data	Dec. 31, 2003	June 30, 2004	Sept. 30, 2004
Total assets	$126,436	$146,753	$147,954
Cash and cash equivalents	3,497	3,475	3,647
Loans receivable, net	93,210	114,833	116,503
Investment securities - available for sale	7,849	7,888	7,936
Investment securities - held to maturity	3,993	3,994	3,995
Mortgage-backed secs. - held to maturity	10,266	8,450	7,670
Deposits	97,824	100,434	106,001
Borrowings	16,500	29,500	29,500
Equity	10,941	10,976	11,114
Cash and securities / assets	20.25%	16.22%	15.71%
Loans receivable / assets	73.72%	78.25%	78.74%
Equity / assets	8.65%	7.48%	7.51%

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Table 2 presents selected operating data for the Bank for the three-month and nine-month periods ended September 30, 2003 and 2004. The Bank’s profitability remained at below-average levels for the periods through September 2004. Net income increased to $138,000 for the quarter ended September 30, 2004, compared to $6,000 for the corresponding quarter in 2003. The increase was due primarily to a $298,000 increase in net interest income, offset by a $94,000 increase in non-interest expense. The Bank’s annualized return on average assets was 0.37% and its annualized return on average equity was 5.00% for the September 2004 quarter.

The Bank’s earnings increased to $203,000 for the nine months ended September 30, 2004, compared to $37,000 for the same period in the prior year. The increase was due chiefly to a $639,000 increase in net interest income, offset by a $293,000 increase in non-interest expense. The Bank’s annualized return on average assets was 0.20% and its annualized return on average equity was 2.45% for the nine months ended September 30, 2004.

Table 2

Selected Operating Data

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Data	2003	2004	2003	2004
Total interest income	$1,395	$1,735	$4,338	$4,753
Total interest expense	774	816	2,454	2,230

Net interest income	621	919	1,884	2,523
Provision for loan losses	13	12	28	36

Net interest income after provision	608	907	1,856	2,487

Other income (loss)	23	45	75	29
Non-interest expense	624	718	1,889	2,182
Income taxes	1	96	5	131

Net income (loss)	$6	$138	$37	$203

Return on average assets	0.02%	0.37%	0.04%	0.20%
Return on average equity	0.24	5.00	0.45	2.45
Net yield on int.-earning assets	5.09	4.92	5.42	4.91
Net cost of int.-bearing liabilities	3.02	2.40	3.24	2.41
Net interest rate spread	2.07	2.52	2.18	2.50
Net interest margin	2.27	2.61	2.36	2.60

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Comparative Group Performance Analysis

Since our Appraisal, only two of the Comparative Group members (Atlantic Liberty Financial Corp and Great Pee Dee Bancorp) have reported financial results for the September 2004 quarter. The earnings performance reported by these two companies was consistent with prior trends. As a result, the updated average and median profitability ratios of the Comparative Group did not change materially on a latest twelve months (“LTM”) basis as demonstrated in Table 3. The Bank’s return on average assets (“ROA”) increased from 0.08% for the LTM June 2004 period to 0.17% for the LTM September 2004 period as the Bank’s earnings increasingly reflects core operating results without significant non-recurring gains or expenses, which was the recent trend in previous periods. However, as summarized in Table 3, the Bank’s profitability continues to trail the Comparative Group’s overall performance.

Table 3

Comparative Profitability Ratios

	LTM 6/30/04	LTM 9/30/04*
Return on Average Assets
Slavie Federal Savings Bank	0.08%	0.17%
Comparative Group Average	0.51%	0.53%
Comparative Group Median	0.63%	0.63%
Return on Average Equity
Slavie Federal Savings Bank	0.88%	2.07%
Comparative Group Average	4.34%	4.46%
Comparative Group Median	4.76%	4.66%

*	two of twelve Comparative Group companies reporting through 9/30/04 versus LTM 6/30/04

Comparative Group Price Performance

Since our Appraisal, trading market valuations of thrifts have not changed materially. Table 4 summarizes the net price change of the Comparative Group and selected market indexes. The Comparative Group posted an average change of 0.47% and a median change of -1.13%. Among the Comparative Group companies, only two experienced a net stock price movement exceeding 5%. RSV Bancorp was up 17.0%, which likely reflected the upward price momentum

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

it experienced following its tender offer to repurchase a portion of its shares. South Street Financial Corp. was down by 8.4%. Over most of the observed eight-week period, the overall market traded within a narrow range. However, the market turned bullish in the aftermath of the Presidential election result and removal of any uncertainty about its outcome. Financial stocks participated in the short-lived rally. As a result, the SNL All Public Thrift Index eked out a 2.50% gain over the past eight weeks. However, the SNL Small Thrift Index was down by 0.35%.

Table 4

Comparative Group Stock Price

And Selected Index Performance

	9/8/04	11/5/04	% Change
Comparative Group
American Bank Holdings, Inc.	$8.40	$8.25	(1.79)%
Atlantic Liberty Financial Corp	18.85	18.57	(1.49)
BUCS Financial Corp	25.25	24.25	(3.96)
Coddle Creek Financial Corp.	36.00	37.00	2.78
Farnsworth Bancorp, Inc.	17.00	17.55	3.24
Great Pee Dee Bancorp, Inc.	15.50	15.37	(0.84)
KS Bancorp, Inc.	20.95	21.00	0.24
Mutual Community Svgs. Bank, Inc.	11.75	12.30	4.68
RSV Bancorp, Inc.	17.10	20.00	16.96
South Street Financial Corp.	10.21	9.35	(8.42)
Southern Banc Company, Inc.	17.50	17.25	(1.43)
SouthFirst Bancshares, Inc.	16.05	15.35	(4.36)
Comparative Group Average			0.47
Comparative Group Median			(1.13)
SNL All Public Thrift Index	1,489.4	1,526.7	2.50
SNL All Small Thrift Index	1,329.6	1,325.0	(0.35)
S&P 500 Stock Index	1,116.3	1,166.2	4.47
Dow Jones Industrials Index	10,313.4	10,387.5	0.72

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Recent Thrift Conversion Activity

Since our Appraisal, five thrifts completed conversion offerings in late September and October 2004. As summarized in Table 5, four of the offerings were first-stage MHC issues and one offering was a second-stage MHC conversion. Most of the recent thrift conversion offerings experienced restrained after-market price movement. The average price change from IPO to date of the recent thrift offerings was 9.0%, with a median price change of 7.0%. The second-stage offering of Roebling Financial Corp was trading below its IPO price, while the MHC offerings generally exhibited price movement of 5.0% to 10.0% in the IPO after-market. These moderate levels of after-market price changes are in contrast to the robust price movements exhibited by thrift IPOs in recent years.

Table 5

Recent Thrift Stock Conversion Offerings

Summary Data and Price Performance

	Offering Date	Gross Amount ($mil.)	IPO Price	11/5/04 Price	Pct. Change
Atlantic Coast Federal Corp. (MHC) - GA	10/05/04	$58.2	$10.00	$13.00	30.00%
Naugatuck Valley Fin’l Corp. (MHC) - CT	10/01/04	32.7	10.00	10.70	7.00
PSB Holdings, Inc. (MHC) - CT	10/05/04	30.9	10.00	10.50	5.00
Roebling Fin’l Corp, Inc. (2nd Stage) - NJ	10/01/04	9.1	10.00	9.30	(7.00)
SI Financial Group Inc. (MHC) - CT	09/30/04	50.3	10.00	11.00	10.00
Average					9.00
Median					7.00

Valuation Review and Analysis

Table 6 updates the market valuation ratios of the Comparative Group through November 5, 2004, and includes the pro forma valuation ratios of the Bank on a fully converted basis as updated with historical financial data through September 30, 2004. At the current valuation range and reflecting September 2004 data, the Bank’s pro forma price to book ratio is 81.5% at the

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

adjusted maximum of the valuation range, as compared to 81.8% using June 2004 historical data. Similarly, the overall Comparative Group was relatively unchanged with an average price to book ratio of 108.6% at September 8, 2004 and 108.1% at November 5, 2004.

The Bank’s pro forma price to LTM earnings ratio is 46.4x at the adjusted maximum for the September period, compared to 58.0x for the June period. The slightly improved earnings base for the Bank in the September period results in less of a distortedly high price to earning ratio for the Bank on a pro forma basis. The Comparative Group’s average price to LTM earnings ratio was 20.8x at September 8, 2004 and 20.4x at November 5, 2004.

As discussed in the Appraisal, the Bank’s pro forma valuation on a fully converted basis was discounted relative to the Comparative Group due to several factors, including earnings prospects. As noted earlier, while the Bank’s earnings results improved in the recent quarter, the Bank’s ROA and ROE continue to trail the profitability ratios exhibited by the Comparative Group. The Bank’s ROA for the LTM ended September 30, 2004 was 0.17% versus the Comparative Group’s average ROA of 0.53%. With the reinvestment of the net stock proceeds on a fully converted basis, and adjusted for estimated expenses related to the stock benefit compensation plans, the Bank’s pro forma ROA would improve to 0.34%, but still remain below the Comparative Group’s average level.

As discussed in its business plan, the Bank intends to expand its operations in a controlled manner following the stock offering and focus on various initiatives to improve its competitive position. Many of these initiatives involve increased expenses and cost expenditures in the near term before a substantive payoff is produced in the form of increased earnings. The Bank intends to increase customer access through enhanced electronic delivery systems in the form of ATM network affiliation and online banking. Another strategic initiative involves broadening the array of financial products and services offered and incurring training and marketing costs to support the launch of these new fee-generating activities. As the Bank attempts to strengthen its long-term competitive position and improve its operating infrastructure, it does not anticipate a dramatic surge in profitability in the short-term following the re-investment and leverage of proceeds from the stock offering. The Bank projects earnings to remain at moderate levels as it implements these business strategies.

Therefore, based on the foregoing factors, we maintain the opinion that the Bank’s pro forma valuation ratios should continued to be discounted relative to the Comparative Group’s market valuation ratios at the levels demonstrated in our Appraisal. Accordingly, we believe that there is no basis at the present time to change the Bank’s pro forma valuation change as established in the Appraisal.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Valuation Conclusion

It is our opinion that upon reviewing current market conditions and the Bank’s recent earnings performance through September 30, 2004, there is no basis to change the estimated range of Bank’s pro forma market value on a fully converted basis as established in our Appraisal, Thus, the aggregate estimated pro forma market value of the Bank on a fully converted basis remains within the valuation range of $19,125,000 to $25,875,000 with a midpoint of $22,500,000. The valuation range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $29,756,250. Tables 7 to 11 display the assumptions and calculations utilized in determining the Bank’s estimated pro forma market value on a fully converted basis. Tables 12 to 13 display the Bank’s resulting pro forma data assuming a sale of 45% of the aggregate pro forma market value of common stock in the MHC Reorganization.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Trent R. Feldman
By:	Trent R. Feldman
President

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Comparative Market Valuation Analysis

Slavie Federal Savings Bank and the Comparative Group

Market Price Data as of November 5, 2004

Company	Current Stock Price ($)	Total Market Value ($mil.)	Price/ LTM EPS (x)	Price/ Qtr.Ann. EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Dividend Yield (%)
Slavie Federal Savings Bank (1)
Pro Forma Minimum	10.00	19.1	38.5	22.6	70.1	70.2	11.65	16.62	0.00
Pro Forma Midpoint	10.00	22.5	41.4	25.2	74.5	74.5	13.47	18.09	0.00
Pro Forma Maximum	10.00	25.9	43.9	27.5	78.1	78.1	15.22	19.50	0.00
Pro Forma Adjusted Maximum	10.00	29.8	46.4	30.0	81.5	81.5	17.17	21.06	0.00

Comparative Group Average	NA	17.8	20.4	21.3	108.1	109.3	12.06	11.18	1.98
All Public Thrift Average	NA	525.4	19.4	19.0	148.1	162.2	14.42	10.05	1.90
Maryland Thrift Average	NA	65.4	13.9	13.8	163.6	165.1	13.82	8.14	0.87

Comparative Group
American Bank Holdings, Inc.	8.25	16.0	10.1	6.9	104.4	104.4	6.32	6.05	0.00
Atlantic Liberty Financial Corp	18.57	29.5	16.2	9.7	108.3	108.3	15.97	14.74	1.51
BUCS Financial Corp	24.25	9.7	22.5	26.4	96.7	101.2	8.09	8.37	0.00
Coddle Creek Financial Corp.	37.00	24.2	NA	NA	120.7	120.7	17.91	14.83	2.70
Farnsworth Bancorp, Inc.	17.55	9.3	13.9	11.3	138.7	138.7	9.58	6.90	0.57
Great Pee Dee Bancorp, Inc.	15.37	27.9	21.4	21.4	104.3	108.3	17.12	16.42	4.16
KS Bancorp, Inc.	21.00	25.1	22.6	21.9	139.2	139.2	11.55	8.29	3.05
Mutual Community Savings Bank, Inc.	12.30	4.5	NM	23.7	60.9	60.9	4.72	7.75	0.00
RSV Bancorp, Inc.	20.00	12.3	18.0	21.7	115.3	115.3	17.57	15.24	1.50
South Street Financial Corp.	9.35	28.7	31.2	39.0	112.9	112.9	13.55	12.01	4.28
Southern Banc Company, Inc. (The)	17.25	15.4	27.4	30.8	89.2	89.2	14.47	16.22	2.03
SouthFirst Bancshares, Inc.	15.35	10.9	NM	NM	106.9	112.9	7.84	7.34	3.91

Maryland Thrifts
American Bank Holdings, Inc.	8.25	16.0	10.1	6.9	104.4	104.4	6.32	6.05	0.00
BUCS Financial Corp	24.25	9.7	22.5	26.4	96.7	101.2	8.09	8.37	0.00
Severn Bancorp, Inc.	33.95	141.2	11.5	10.7	259.6	261.2	22.74	8.76	1.30
Washington Savings Bank, F.S.B. (The)	12.85	94.5	11.6	11.1	193.5	193.5	18.11	9.36	2.18

(1) Fully-converted valuation assumes sale of 100% of common stock.

Source: Slavie Federal Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.74%, which represented the average of the yield on interest-earning assets and the cost of deposits for the LTM period ending September 30, 2004. The effective income tax rate was assumed to be 38.62%, resulting in a net after-tax yield of 2.30%.

3.	It is assumed that 8.0% of the shares offered for sale at the initial offering price will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a twenty-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that 4.0% of the shares offered for sale at the initial offering price will be acquired by the Bank’s recognition and retention plan (“RRP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RRP.

5.	Fixed offering expenses are estimated at $450,000.

6.	Marketing fees for the stock offering are estimated at 1.25% of the amount of stock sold in the offering, excluding sales to directors, officers, employees, and stock-benefit plans.

7.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

8.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Table 8

Pro Forma Full Conversion Valuation Range

Slavie Federal Savings Bank

Historical Financial Data as of September 30, 2004

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares offered	1,912,500	2,250,000	2,587,500	2,975,625
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$19,125	$22,500	$25,875	$29,756
Less: estimated expenses	(664)	(703)	(741)	(786)

Net offering proceeds	18,461	21,798	25,134	28,970
Less: ESOP purchase	(1,530)	(1,800)	(2,070)	(2,381)
Less: RRP purchase	(765)	(900)	(1,035)	(1,190)

Net investable proceeds	$16,166	$19,098	$22,029	$25,399
Net Income: (LTM period)
LTM ended 9/30/04	$228	$228	$228	$228
Pro forma income on net proceeds	372	439	507	584
Pro forma ESOP adjustment	(47)	(55)	(64)	(73)
Pro forma RRP adjustment	(94)	(110)	(127)	(146)

Pro forma net income	$459	$502	$544	$593

Pro forma earnings per share	$0.26	$0.24	$0.23	$0.22
Net Income: (Quarter annlzd. period)
Quarter ended 9/30/04 annualized	$552	$552	$552	$552
Pro forma income on net proceeds	372	439	507	584
Pro forma ESOP adjustment	(47)	(55)	(64)	(73)
Pro forma RRP adjustment	(94)	(110)	(127)	(146)

Pro forma net income	$783	$826	$868	$917

Pro forma earnings per share	$0.44	$0.40	$0.36	$0.33
Total Equity	$11,114	$11,114	$11,114	$11,114
Net offering proceeds	18,461	21,798	25,134	28,970
Less: ESOP purchase	(1,530)	(1,800)	(2,070)	(2,381)
Less: RRP purchase	(765)	(900)	(1,035)	(1,190)

Pro forma total equity	$27,280	$30,212	$33,143	$36,513

Pro forma book value	$14.26	$13.43	$12.81	$12.27
Tangible Equity	$11,092	$11,092	$11,092	$11,092
Net offering proceeds	18,461	21,798	25,134	28,970
Less: ESOP purchase	(1,530)	(1,800)	(2,070)	(2,381)
Less: RRP purchase	(765)	(900)	(1,035)	(1,190)

Pro forma tangible equity	$27,258	$30,190	$33,121	$36,491

Pro forma tangible book value	$14.25	$13.42	$12.80	$12.26
Total Assets	$147,954	$147,954	$147,954	$147,954
Net offering proceeds	18,461	21,798	25,134	28,970
Less: ESOP purchase	(1,530)	(1,800)	(2,070)	(2,381)
Less: RRP purchase	(765)	(900)	(1,035)	(1,190)

Pro forma total assets	$164,120	$167,052	$169,983	$173,353
Pro Forma Ratios:
Price / EPS – 9/30/04 LTM	38.5	41.4	43.9	46.4
Price / EPS – 9/30/04 Qtr. Ann.	22.6	25.2	27.5	30.0
Price / Book Value	70.1%	74.5%	78.1%	81.5%
Price / Tangible Book Value	70.2%	74.5%	78.1%	81.5%
Price / Total Assets	11.65%	13.47%	15.22%	17.17%
Equity / Assets	16.62%	18.09%	19.50%	21.06%

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Slavie Federal Savings Bank

November 5, 2004

Table 9

Pro Forma Full Conversion Analysis at Maximum

Slavie Federal Savings Bank

Historical Financial Data as of September 30, 2004

Valuation Parameters	Symbol	Data
Net income — 9/30/04 LTM	Y	$ 228,000
Net income — 9/30/04 Qtr. ann.	Y	552,000
Net worth	B	11,114,000
Tangible net worth	B	11,092,000
Total assets	A	147,954,000
Expenses in conversion	X	741,313
Other proceeds not reinvested	O	3,105,000
ESOP purchase	E	2,070,000
ESOP expense (pre-tax)	F	104,268
RRP purchase	M	1,035,000
RRP expense (pre-tax)	N	206,908
Re-investment rate (after-tax)	R	2.30%
Tax rate	T	38.62%
Shares for EPS	S	92.40%

Pro Forma Valuation Ratios at Maximum Value
Price / EPS — 9/30/04 LTM	P/E	43.95	x
Price / EPS — 9/30/04 Qtr. ann.	P/E	27.54	x
Price / Book Value	P/B	78.07%
Price / Tangible Book	P/B	78.12%
Price / Assets	P/A	15.22%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$25,875,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$25,875,000	[Qtr. annlzd.]

		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$25,875,000	[Book value]

		1 - P/B

V	=	P/B * (B - X - E - M)	=	$25,875,000	[Tangible book]

		1 - P/B

V	=	P/A * (B - X - E - M)	=	$25,875,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$22,500,000	x	0.85	=	$19,125,000
Midpoint =	$22,500,000	x	1.00	=	$22,500,000
Maximum =	$22,500,000	x	1.15	=	$25,875,000
Adj. Max. =	$25,875,000	x	1.15	=	$29,756,250

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Comparative Valuation Ratios

Pro Forma Full Conversion Valuation

Market Price Data as of November 5, 2004

Valuation Ratio	Symbol	Slavie Federal Savings Bank	Comparative Group		Nationwide Public Thrift Aggregate(1)		Maryland Public Thrift Aggregate(2)
			Mean	Median	Mean	Median	Mean	Median
Price / LTM EPS	P/E
Minimum	(X)	38.5	20.4	21.4	19.4	17.5	13.9	11.6
Midpoint		41.4
Maximum		43.9
Adjusted Maximum		46.4

Price / Qtr. Ann. EPS	P/E
Minimum	(X)	22.6	21.3	21.8	19.0	17.2	13.8	10.9
Midpoint		25.2
Maximum		27.5
Adjusted Maximum		30.0

Price / Book Value	P/B
Minimum	(%)	70.1	108.1	107.6	148.1	137.8	163.6	149.0
Midpoint		74.5
Maximum		78.1
Adjusted Maximum		81.5

Price / Tang. Book	P/B
Minimum	(%)	70.2	109.3	110.6	162.2	146.5	165.1	149.0
Midpoint		74.5
Maximum		78.1
Adjusted Maximum		81.5

Price / Total Assets	P/A
Minimum	(%)	11.65	12.06	12.55	14.42	13.55	13.82	13.10
Midpoint		13.47
Maximum		15.22
Adjusted Maximum		17.17

(1) Includes 218 publicly-traded, non-MHC, non-acquired thrifts nationwide.

(2) Includes 4 publicly-traded, non-MHC, non-acquired thrifts based in Maryland.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Comparative Discount and Premium Analysis

Pro Forma Full Conversion Valuation

Market Price Data as of November 5, 2004

Valuation Ratio	Symbol	Slavie Federal Savings Bank	Relative Premiums (Discounts)
			Comp. Group Average	All Public Thrifts(1)	All Maryland Thrifts(2)
Price / LTM EPS	P/E		20.4	19.4	13.9
Minimum	(X)	38.5	89.0%	98.5%	176.5%
Midpoint		41.4	103.3%	113.5%	197.4%
Maximum		43.9	115.8%	126.5%	215.6%
Adjusted Maximum		46.4	127.7%	139.0%	233.0%
Price / Qtr. Ann. EPS	P/E		21.3	19.0	13.8
Minimum	(X)	22.6	10.8%	16.3%	62.1%
Midpoint		25.2	23.6%	29.7%	80.8%
Maximum		27.5	35.2%	42.0%	97.8%
Adjusted Maximum		30.0	47.2%	54.6%	115.3%
Price / Book Value	P/B		108.1	148.1	163.6
Minimum	(%)	70.1	-35.2%	-52.7%	-57.1%
Midpoint		74.5	-31.1%	-49.7%	-54.5%
Maximum		78.1	-27.8%	-47.3%	-52.3%
Adjusted Maximum		81.5	-24.6%	-45.0%	-50.2%
Price / Tangible Book	P/B		109.3	162.2	165.1
Minimum	(%)	70.2	-35.8%	-56.7%	-57.5%
Midpoint		74.5	-31.8%	-54.1%	-54.9%
Maximum		78.1	-28.5%	-51.8%	-52.7%
Adjusted Maximum		81.5	-25.4%	-49.7%	-50.6%
Price / Total Assets	P/A		12.06	14.42	13.82
Minimum	(%)	11.65	-3.4%	-19.2%	-15.6%
Midpoint		13.47	11.7%	-6.6%	-2.5%
Maximum		15.22	26.2%	5.6%	10.2%
Adjusted Maximum		17.17	42.4%	19.0%	24.2%

(1) Average for 218 publicly-traded, non-MHC, not-subject-to-acquisition thrifts nationwide.

(2) Average for 4 publicly-traded, non-MHC, not-subject-to-acquisition thrifts based in Maryland.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Pro Forma Assumptions for MHC Stock Offering

1.	The aggregate common stock sold in the stock offering will amount to 45% of total shares outstanding. The remaining 55% of common stock will be owned by the MHC.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 3.74%, which represented the average of the yield on interest-earning assets and the cost of deposits for the LTM period ending September 30, 2004. The effective income tax rate was assumed to be 38.62%, resulting in a net after-tax yield of 2.30%.

4.	It is assumed that 8.71% of the shares offered for sale (or 3.92% of total shares outstanding) will be acquired by the Bank’s ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a twenty-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that 4.36% of the shares offered for sale (or 1.96% of total shares outstanding) will be acquired by the Bank’s RRP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RRP.

6.	Fixed offering expenses are estimated at $450,000.

7.	Marketing fees for the stock offering are estimated at 1.25% of the amount of stock sold in the offering, excluding sales to directors, officers, employees, and stock-benefit plans.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Pro Forma MHC Stock Offering Range

Historical Financial Data as of September 30, 2004

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares outstanding	1,912,500	2,250,000	2,587,500	2,975,625
Shares sold 45%	860,625	1,012,500	1,164,375	1,339,031
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$8,606	$10,125	$11,644	$13,390
Less: estimated expenses	(542)	(559)	(577)	(597)

Net offering proceeds	8,064	9,566	11,067	12,794
Less: ESOP purchase	(750)	(882)	(1,014)	(1,166)
Less: RRP purchase	(375)	(441)	(507)	(583)

Net investable proceeds	$6,939	$8,243	$9,546	$11,045
Net Income: (LTM period)
LTM ended 9/30/04	$228	$228	$228	$228
Pro forma income on net proceeds	160	190	220	254
Pro forma ESOP adjustment	(23)	(27)	(31)	(36)
Pro forma RRP adjustment	(46)	(54)	(62)	(72)

Pro forma net income	$319	$337	$355	$374

Pro forma earnings per share	$0.18	$0.16	$0.15	$0.14
Net Income: (Qtr. annlzd. 9/30/04)
Quarter ended 9/30/04 annualized	$552	$552	$552	$552
Pro forma income on net proceeds	160	190	220	254
Pro forma ESOP adjustment	(23)	(27)	(31)	(36)
Pro forma RRP adjustment	(46)	(54)	(62)	(72)

Pro forma net income	$643	$661	$679	$698

Pro forma earnings per share	$0.37	$0.32	$0.29	$0.26
Total Equity	$11,114	$11,114	$11,114	$11,114
Net offering proceeds	8,064	9,566	11,067	12,794
Less: capitalization of MHC	(100)	(100)	(100)	(100)
Less: ESOP purchase	(750)	(882)	(1,014)	(1,166)
Less: RRP purchase	(375)	(441)	(507)	(583)

Pro forma total equity	$17,953	$19,257	$20,560	$22,058

Pro forma book value	$9.39	$8.56	$7.95	$7.41
Tangible Equity	$11,083	$11,083	$11,083	$11,083
Net offering proceeds	8,064	9,566	11,067	12,794
Less: capitalization of MHC	(100)	(100)	(100)	(100)
Less: ESOP purchase	(750)	(882)	(1,014)	(1,166)
Less: RRP purchase	(375)	(441)	(507)	(583)

Pro forma tangible equity	$17,922	$19,226	$20,529	$22,027

Pro forma tangible book value	$9.37	$8.54	$7.93	$7.40
Total Assets	$147,954	$147,954	$147,954	$147,954
Net offering proceeds	8,064	9,566	11,067	12,794
Less: capitalization of MHC	(100)	(100)	(100)	(100)
Less: ESOP purchase	(750)	(882)	(1,014)	(1,166)
Less: RRP purchase	(375)	(441)	(507)	(583)

Pro forma total assets	$154,793	$156,097	$157,400	$158,898
Pro Forma Ratios:
Price / EPS – 9/30/04 LTM	55.0	61.2	66.9	73.0
Price / EPS – 9/30/04 Qtr. Ann.	27.3	31.2	35.0	39.1
Price / Book Value	106.5%	116.8%	125.8%	135.0%
Price / Tangible Book Value	106.7%	117.1%	126.1%	135.1%
Price / Total Assets	12.36%	14.41%	16.44%	18.73%
Equity / Assets	11.60%	12.34%	13.06%	13.88%